Exhibit 99.3
NEWS RELEASE
Contact: Michael Kady
For Release: Immediately
1-800-345-9680
ILLINOIS TOOL WORKS TO ACQUIRE QUIPP
Miami, FL, March 27, 2008 – Quipp, Inc. (Nasdaq: QUIP), announced the signing of a merger agreement by which Illinois Tool Works Inc. will acquire Quipp for a price between $4.30 and $5.65 per share in cash, with the definitive price to be determined based on adjustments relating to the amount of Quipp’s cash and cash equivalents and specified indebtedness prior to consummation of the transaction. Quipp will not proceed with the transaction if the adjusted price would be less than $4.30 per share, which Quipp believes is unlikely. Quipp’s Board of Directors unanimously approved the transaction. It is anticipated that the transaction will be completed in the spring or early summer of 2008.
In connection with, and subsequent to, the execution of the merger agreement, the directors and another shareholder of Quipp, who own approximately 12% of Quipp’s outstanding common stock, entered into a support agreement under which they have agreed to vote their shares of Quipp common stock in favor of the merger.
Michael S. Kady, President and Chief Executive Officer of the Company, stated: “After a rigorous strategic alternatives evaluation, we strongly believe that our agreement with Illinois Tool Works represents the best alternative for Quipp and its shareholders. The transaction will offer our shareholders a meaningful premium over the current trading price. It also will enable Quipp’s employees to become part of a much larger and financially stronger organization. In addition, it should provide excellent cost saving opportunities, including savings resulting from Quipp no longer being subject to the burdens of operating as a stand-alone public company, which have become very expensive over the past few years.”
Quipp, Inc., through its operating subsidiary, Quipp Systems, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.
Illinois Tool Works Inc. is a diversified manufacturer of highly engineered components and industrial systems and consumables. Illinois Tool Works consists of approximately 825 business units in 52 countries and employs some 60,000 people.
Cautionary Note Regarding Forward-looking Statements
This release contains one or more forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the adjusted price per share in the transaction, opportunities for cost reduction and the expected timing of the closing of the transaction. Forward-looking statements are identified by words such as “will,” “expected,” “believe” and other similar words. Quipp cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all regulatory and other conditions required for closing, the ability to obtain the approval of Quipp’s shareholders, adverse developments in Quipp’s business, and unanticipated expenses. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Quipp does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.
Additional risks and uncertainties include those detailed from time to time in Quipp’s publicly filed documents, including its annual report on Form 10-K for the year ended December 31, 2006 and, when filed, its annual report for the year ended December 31, 2007.
Important Merger Information
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Quipp by Illinois Tool Works Inc. In connection with the proposed acquisition, Quipp intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Quipp intends to file other relevant materials with the SEC. Shareholders of Quipp are urged to read all relevant documents filed with the SEC when they become available, including Quipp’s proxy statement, because they will contain important information about the proposed transaction, Quipp and Illinois Tool Works. A definitive proxy statement will be sent to holders of Quipp common stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Quipp.
Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Quipp shareholders may obtain free copies of the documents filed with the SEC when available by contacting Eric Bello, Quipp’s Chief Financial Officer, at 305-623-8700. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Quipp with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Quipp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Quipp common stock in respect of the proposed transaction. Information about the directors and executive officers of Quipp is set forth in Quipp’s proxy statement which was filed with the SEC on October 31, 2007. Investors may obtain additional information regarding the interest of Quipp and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.